Exhibit 99.1

News From

Buena, NJ  08310

Release Date: May 7, 2009

Contact:	Rajiv Mathur President & Chief Executive Officer IGI Laboratories, Inc. 856-697-1441 ext. 211 www.askigi.com

IGI LABORATORIES, INC. RECEIVES EXTENSION FROM NYSE AMEX

BUENA, NJ - May 7, 2009 - IGI Laboratories, Inc. (NYSE AMEX: IG), a premier provider of topical formulation development, analytical, manufacturing and packaging services, today announced that it  received an extension from NYSE Amex to regain compliance with its listing standards until May 31, 2009.

On May 6, 2008, the Company received notice from the NYSE Amex Staff indicating that the Company did not meet one of NYSE Amex's continued listing standards as set forth in Part 10 of the NYSE Amex Company Guide and the Company had therefore become subject to the procedures and requirements of Section 1009 of the Company Guide. Specifically, the Company was not in compliance with Section 1003(a)(ii) of the Company Guide because the Company had stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three of its four most recent fiscal years and Section 1003(a)(iii) of the Company Guide because the Company had stockholders' equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years. The Company was afforded the opportunity to submit a plan of compliance to NYSE Amex.

On July 15, 2008, NYSE Amex notified the Company that it accepted the Company's plan of compliance and granted the Company an extension until May 6, 2009 to regain compliance with the continued listing standards described above.

On May 4, 2009, NYSE Amex notified the Company that it had determined that the Company has made a reasonable demonstration of its ability to regain compliance with Sections 1003(a)(ii) and (iii) of the Company Guide in accordance with Section 1009. In connection therewith, NYSE Amex granted the Company an extension until May 31, 2009 to regain compliance with the continued listing standards described above.  The Company will be subject to periodic review by the NYSE Amex Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by May 31, 2009 could result in the Company being delisted from NYSE Amex.

“Despite the difficult economic environment, we recently completed a private placement offering of our Series B-1 Convertible Preferred Stock, secured convertible promissory notes and warrants to purchase shares of our Series B-2 Preferred Stock to certain investment funds for an aggregate purchase price of $6,000,000, which will be submitted to our stockholders for approval at our annual meeting on May 15,

2009.  We anticipate that stockholder approval of the offering will allow us to regain compliance with NYSE Amex listing standards within the stipulated timeline,” stated Rajiv Mathur, President and CEO of the Company.

About IGI Laboratories, Inc.

IGI Laboratories, Inc. engages in the development, manufacturing, filling, and packaging of topical, semi solid, and liquid products for pharmaceutical and cosmeceutical companies.  The Company offers the patented Novasome® encapsulation technology which contributes value-added qualities to pharmaceutical and cosmeceutical  products, providing improved dermal absorption and sustained release of the active molecule.

IGI Laboratories, Inc. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, including our expectation concerning compliance with NYSE Amex listing standards, and other statements contained in this press release that are not historical facts and statements identified by words such as " will," "possible," "one time," "provides an opportunity," "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors or IGI Laboratories, Inc.’s ability to implement business strategies. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.